CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of CM Advisers Family of Funds and to the use of our report dated March 29, 2006 on CM Advisers Fund's (a series of shares of CM Advisers Family of Funds) financial statements and financial highlights as of and for the year ended February 28, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.






                                            /s/ Briggs, Bunting & Dougherty, LLP


                                            Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
June 28, 2006